Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Acquires Okapi Software

Enters the Disk-based Appliance Market

SAN DIEGO — June 26, 2003 — Overland Storage, Inc. (Nasdaq: OVRL) today announced that it has acquired Okapi Software, Inc., a privately-owned company based in San Diego. This acquisition marks Overland’s entry into the powerful, emerging market of intelligent, disk-based appliances based on iSCSI and Serial ATA disk technologies. The acquisition price of $5.0 million was comprised of $2.5 million in Overland stock (134,551 shares), $1.8 million in cash, and Overland’s assumption of approximately $700,000 in liabilities.

Okapi founder, president and CEO, John Matze, has been appointed vice president and chief technology officer of Overland.  Matze has more than 14 years experience in the storage sector, having held positions at Veritas Software and Stac, Inc. He is one of the original architects of the IETF standard for the new iSCSI technology. Four other key personnel from Okapi have also joined Overland.

Christopher Calisi, president and CEO of Overland Storage, said: “We are excited about this new software technology and our entry into the market for intelligent disk-based appliances. Over the last year our advance R&D extensively surveyed IT managers around the world to understand their greatest problems and challenges regarding storage and data protection. IT managers need a solution to help them reduce their backup window, speed restores, complement tape backup strategies and fit within existing infrastructures. We believe the Okapi backup accelerator appliance is the ideal solution. It uses two of the most promising new technologies, iSCSI and Serial ATA drives, to produce a very affordable appliance that facilitates ‘Disk-to-Disk-to-Tape’ or D2D2T backup. This appliance accelerates backup by up to eight times. After servers have been freed-up for normal operation, data is seamlessly streamed to tape at block storage transfer rates to facilitate offsite storage and archive. This solution provides customers fibre channel performance without fibre channel cost and complexity.

“This product complements our existing family of tape automation products,” continued Calisi.  “And, our existing worldwide sales team and distribution partners are well positioned to market our new disk-based appliance. In August we will formally introduce the product under the Overland label, and will commit incremental sales and marketing resources to its launch. We currently estimate that during fiscal 2004, our entry into the disk-based appliance market will result in earnings dilution of approximately $0.11 per share, $0.07 of which is amortization of the Okapi purchase price, but will become accretive in fiscal 2005. We believe this investment will allow Overland to take a leading position in the emerging disk-based appliance market. Further, John Matze, our new CTO, will contribute his significant knowledge and experience to develop a powerful roadmap of next generation products.”

About Overland Storage

Overland Storage, Inc. (NASDAQ: OVRL) is a leading global supplier of innovative hardware and software storage solutions for mid-range computer networks. The Company delivers high availability products, including award-winning automated storage libraries that set the standard for intelligent, automated and scalable storage. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s Web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include continuing transitional issues at the Company’s major OEM customer, technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the Company, including the launch of the Company’s new disk-based appliance products, its competitors or its licensees, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the Company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the Company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACT INFORMATION:

OVERLAND STORAGE: (858) 571-5555

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

Melinda Hutcheon, Public Relations Manager

mhutcheon@overlandstorage.com